EXHIBIT 10.1
LETTER OF INTENT

Sigma-Tau Pharmaceuticals Inc., a Nevada corporation having its principal office at 9841 Washingtonian Blvd. Suite 500, Gaithersburg, MD 20878, USA (hereinafter referred to as "STPI")

And

DOR BioPharma Inc., a Delaware corporation having its principal office at 850 Bear Tavern Road, Suite 201 Ewing, NJ 08628 (hereinafter referred to as “DOR”)

WHEREAS

a)	DOR has developed and owns intellectual property rights and data relating to Beclomethasone Dipropionate also identified under the trademark orBec® (the “Product”);

b)	DOR and STPI signed on January 2, 2007 a Letter of Intent related to the subject matter hereof (the “Previous LOI”;

c)	STPI wants to complete its evaluations of the Product, to understand if it is interested or not in pursuing development and commercialization of such Product;

d)
DOR is willing to enter into exclusive negotiations with STPI for a limited period of time to allow both parties to determine whether and if both parties can negotiate and execute definitive written agreements (“Definitive Agreements”) relating to a possible business transaction or strategic alliance involving the Product and/or any DOR biotherapeutic products other than the biodefense products (RiVax™ and BT-VACC), the terms of which are mutually acceptable to both parties as determined in each party’s sole discretion., and

e)
DOR and STPI are willing to negotiate in good faith in an effort to enter into an agreement containing terms and conditions substantially similar to the provisions set forth in the June 24, 2008 draft of the licensing and supply agreement.

     NOW, THEREFORE, in consideration of such preambles and the mutual promises and covenants hereinafter set forth, the parties hereby agree as follows:

1.
a. DOR hereby grants STPI an exclusive right (except with respect to paragraph 1(a)(iii) which shall be non-exclusive) until March 1, 2009  to negotiate with DOR with regard to terms and conditions of a possible business transaction or strategic alliance between DOR and STPI regarding any or all of the following:

(i)	Acquire European exclusive rights in respect of the development and commercialization of the Product,

(ii)	Execute a Co-Promotion agreement for the Product with DOR in the United States,

(iii)	Invest and become a shareholder of DOR,

(iv)	Participate in the development and commercialization of the Product with DOR,

(v)
Enter into negotiations in good faith to reach an agreement containing terms and conditions substantially similar to the provisions set forth in the June 24, 2008 draft of the licensing and supply agreement that was under discussion between DOR and STPI, and/or

(vi)	Acquire rights and/or participate in the development and commercialization of any DOR products other than the Product.

b. During the No-Shop Period (as defined below), DOR will discontinue any and all discussions and will not engage in negotiations with any other party in respect to the items outlined in  Paragraph 1(a).  Accordingly, nothing contained in this Agreement shall prohibit DOR from discussing a transaction with respect to the Product outside of Europe and the United States.

2.	The No-Shop Period shall last until March 1st, 2009 (the “No-Shop Period”).

3.	In consideration for entering into this Agreement, STPI will pay DOR the following amount within two (2) business days upon signature of this Agreement:

(i)
An amount of One Million, five hundred thousand U.S. Dollars (US$1,500,000.00) by wire transfer of immediately available funds to be immediately converted into unregistered newly issued shares of DOR common stock, $0.001 par value, (the “DOR Common Shares”) at a price per share of $0.09.

DOR hereby grants STPI free of charge a demand registration right exercisable at any time, and unlimited piggyback registration rights and agrees to promptly execute and      deliver to STPI an agreement setting forth such rights.

4.
Should the parties execute Definitive Agreements during the No-Shop Period (or any other later date mutually agreed upon in writing between the parties); the amount set forth in Paragraph 3 above will be considered as advanced payments to be deducted from future payments due by STPI.

5.
DOR warrants and represents that it has the authority necessary to enter into this Agreement and perform its obligations hereunder. DOR further warrants and represents that by entering into this Agreement and the transactions contemplated hereunder, DOR will not be in conflict with or in breach of any agreements to which it is a party.

6.
STPI warrants and represents that it has the authority necessary to enter into this Agreement and perform its obligations hereunder.  STPI further warrants and represents that by entering into this Agreement and the transactions contemplated hereunder, STPI will not be in conflict with or in breach of any agreements to which it is a party.

7.
This Agreement shall be non-binding with respect to both parties with the exception of paragraphs 1(b), 2, 3, 4, 5, 6, 7, 8, and 9. This Agreement shall not constitute an Agreement with respect to the subject matter of paragraph 1(a). No agreements shall be valid unless made in writing signed by both parties and this agreement may only be amended in writing signed by both parties. No party hereto may assign its rights or obligations under this Agreement without the express prior written consent of the other party hereto, which consent may be withheld at the sole discretion of such party

8.
Neither party shall under any circumstances be liable for any additional payments or reimbursement, special, incidental or consequential damages of any nature whatsoever arising under or relating to this Agreement.

9.	This Agreement shall be interpreted under and governed by the laws of the State of New Jersey.

10.	For the sake of clarity, the Previous LOI will remain in full force and effect for all rights and obligations not yet fulfilled under such Previous LOI at the date hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives in duplicate, as of the date below written.

DOR BioPharma, Inc.                                                                                     SIGMA-TAU Pharmaceuticals, Inc.

/s/Christopher J. Schaber                                                                                     /s/Gregg A. Lapointe
Christopher J. Schaber, PhD                                                                                Gregg A. Lapointe
President & CEO                                                                                                    Chief Executive Officer
Date: November 26, 2008                                                                                      Date: November 26, 2008